Exhibit 99.1

Company Contacts:
Myles S. Odaniell President and Chief Executive Officer (314) 721-4242	Randy C. Martin Executive VP and Chief Financial Officer (314) 721-4242
For Immediate Release Wednesday, June 9, 2010
SPARTECH ANNOUNCES SECOND QUARTER RESULTS

St. Louis, Missouri, June 9, 2010 — Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2010 second quarter.
Second Quarter 2010 Highlights
•	Net sales were $268.5 million, up 24% from the prior year second quarter, reflecting a 12% increase from volume sold from recovering customer demand and higher prices from the pass through of resin costs.

•	Operating earnings excluding special items were $9.5 million representing a $2.7 million decrease from the prior year second quarter. Operating earnings benefits from increased sales volume and operational improvement initiatives were offset by higher resin prices that were not fully passed along to customers during the quarter and an increase in foreign currency expense. In addition, operating earnings excluding special items in the second quarter of the prior year included a one-time benefit of $3.7 million from a change in vacation policy.

•	Diluted earnings per share from continuing operations excluding special items (restructuring and exit costs and tax benefit from restructuring of non-U.S. operations) were $0.13 compared to $0.15 in the prior year second quarter.

•	The Company paid down $20.6 million of debt in the quarter with $14.2 million from cash previously held in its Canadian operations and the remainder from free cash flow. The Company ended its second quarter with $176.6 million of debt.

•	On June 9, 2010 the Company entered into a new four-year credit facility that increases total revolver borrowing capacity to $150 million, enabling it to pay down higher rate debt and providing additional flexibility for investments in improvement initiatives.
Note: Please see reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.
Consolidated Results
Net sales were $268.5 million in the second quarter of 2010 up 24% from the prior year second quarter. The sales increase reflects a 12% increase in volumes with the remainder due mostly to price/mix. The increase in volume was generated from demand recovery in the automotive market and sales of custom sheet to the construction and recreation and leisure markets, and increases of custom sheet used in refrigerators and for material handling applications. The price/mix increase primarily reflects selling price increases to pass through higher resin costs.

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

Reported operating earnings in the second quarter of 2010 and 2009 were $7.9 million and $8.6 million, respectively. Excluding special items (restructuring and exit costs), operating earnings were $9.5 million and $12.2 million in the second quarter of 2010 and 2009, respectively. Operating earnings in the second quarter of the prior year included a $3.7 million one-time benefit from a change in the Company’s vacation policy.
Gross margin per pound sold declined from 14.7 cents in the second quarter of 2009 to 12.7 cents in the second quarter of 2010 reflecting leverage on the sales volume increase and cost reduction benefits that were more than offset by higher resin prices and the impact of the prior year change in vacation policy. During the quarter, we incurred increases in resin costs that were not fully passed along as higher selling prices in the quarter. Selling, general and administrative expenses were $20.5 million in the second quarter of 2010 compared to $17.8 million in the same period of the prior year. This $2.7 million increase included a $1.7 million increase in foreign currency losses primarily driven by the depreciation of the U.S. dollar against the Canadian dollar. The remaining $1.0 million increase in selling, general and administrative expenses resulted from the prior year change in vacation policy.
Interest expense, net of interest income was $3.3 million in the second quarter of 2010 compared to $3.8 million in the same period of the prior year. The decrease was due to the $87.7 million of pay down in debt during the last 12 months. Net income from continuing operations for the second quarter of 2010 was $4.5 million compared to $2.1 million in the prior year second quarter. Reported diluted earnings per share from continuing operations were $0.15 in the second quarter of 2010 compared to $0.07 in the same period of the prior year. Diluted earnings per share from continuing operations, excluding special items (restructuring and exit costs and tax benefit from restructuring of non-U.S. operations) was $0.13 in the second quarter of 2010 compared to $0.15 in the same period of the prior year.
In the second quarter of 2010, we used $18.5 million of cash previously held in Canada to recapitalize our French operations. This cash was used to repay an intercompany receivable due from our subsidiary in France and subsequently to pay down our revolver. This transaction reduced our cash held in Canada and future foreign currency exposure to the Canadian dollar, and resulted in a one-time income tax benefit of $1.6 million in the quarter. Excluding this benefit, our effective tax rate would have reflected a more typical 37% to 39% for the quarter.
Cash flows from operations in the second quarter of 2010 of $10.6 million and a $14.2 million reduction in cash (from the Canadian cash) were used to fund $4.2 million of capital investments and pay down $20.6 million of debt. We ended our second quarter with $176.6 million of debt and borrowing availability of $104.5 million. Subsequent to our quarter end, on June 8, 2010 the Company entered into a new four-year credit facility that increases total revolver borrowing capacity to $150 million, enabled the Company to pay down $38 million of higher rate debt and provides additional flexibility for investments in improvement initiatives.
Spartech’s President and Chief Executive Officer, Myles S. Odaniell stated, “We are encouraged by our volume increase from recovering customer demand. However, we are disappointed that the benefits of higher volumes and improvement initiatives were offset by the impact of a spike in raw material costs and our inability to fully pass along these increases to our customers during the quarter. We will continue to manage a volatile pricing environment to reflect these changes in a timely manner. Our cash flow performance continues to be strong and, combined with our new credit facility, provides us with the financial flexibility to support operational improvements and sustainable growth.”

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

Segment Results
The results of our three continuing operating segments are discussed below and presented in the table at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.
During the second quarter of 2010, the Company changed its organizational reporting and management responsibilities of two businesses previously included in our Color and Specialty Compounds segment to our Custom Sheet and Rollstock segment. Also in the second quarter, the Company reorganized its internal reporting and management responsibilities of certain product lines between its Custom Sheet and Rollstock and Packaging Technologies segments to better align its management of these product lines with end markets. These management and reporting changes resulted in a reorganization of the Company’s three reportable segments in the second quarter and historical segment results have been reclassified to conform to these changes.
Custom Sheet & Rollstock—Net sales of $150.6 million in the second quarter of 2010 increased 30%, reflecting a 26% increase in volume and a 4% increase from price/mix changes compared to the prior year second quarter. The volume increase was generated from additional sales to the transportation, construction, and recreation and leisure markets, increases of sheet used in refrigerators and for material handling applications and new product sales. Operating earnings were $9.8 million in the second quarter of 2010 compared to $5.0 million in the same period of the prior year. The increase in operating earnings was primarily caused by the increase in sales volume and financial improvement initiatives which more than offset the impact of higher resin prices in 2010 and the prior year change in vacation policy.
Packaging Technologies—Net sales of $54.9 million in the second quarter of 2010 increased 6%, reflecting a 5% decrease in volume and an 11% increase from price/mix changes compared to the prior year second quarter. The volume decline was due to the loss of a customer that vertically integrated and a customer’s loss of a product line. Price/mix includes increases in selling prices in the second quarter of 2010 from the pass through of a portion of increases in resin costs. Operating earnings were $5.5 million in the second quarter of 2010 compared to $9.6 million in the same period of the prior year. The decrease in operating earnings was primarily due to the increase in resin costs in the first half of 2010, the impact of the prior year change in vacation policy and the decrease in sales volume.
Color & Specialty Compounds— Net sales of $63.1 million in the second quarter of 2010 increased 29%, reflecting a 5% increase in volume, a 19% increase from price/mix changes and 5% increase from previously eliminated sales to a divested business compared to the prior year second quarter. The increase in underlying volume reflects automotive demand recovery which more than offset weak demand in the building and construction market. Price/mix includes increases in selling prices in the second quarter of 2010 from the pass through of increases in resin costs. Operating earnings were $2.2 million for the second quarter of 2010 compared to $2.3 million in the same period of the prior year. The decrease in operating earnings was primarily caused by the impact of sales increases being more than offset by higher restructuring costs associated with production facility consolidations and the prior year change in vacation policy.
Outlook
In the first half of 2010 we have started to experience demand recovery in many of our major end markets and have managed through a highly volatile raw material environment. Overall, we anticipate continued positive market recovery through the remainder of 2010. We expect pricing for many of our major resins to continue to be volatile in the near term. For the remainder of the year, we will continue our investments in new products through our new Technology and Innovation Center and in operations to support our low cost-to serve model. We will continue our focus on accelerating new business

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

opportunities, executing continuous improve initiatives and maximizing cash flows to generate profitable growth and enhanced shareholder returns.
Special Items
Restructuring and exit costs totaled $1.6 million in the second quarter of 2010 and $3.6 million in the prior year second quarter. These amounts were primarily comprised of employee severance, facility consolidation and shut-down costs and accelerated depreciation on impaired long-lived assets. During the quarter, the Company made progress on the consolidation of Arlington, Texas sheet facility, and the move to an expanded Technology and Innovation Center in St. Louis, Missouri that will accelerate the pace of innovation and solutions that deliver value to its customers.
In the second quarter of 2010, our Canadian entity used $18.5 million to recapitalize our French operations in Donchery, France. This transaction resulted in one-time income tax benefit of $1.6 million and serves to mitigate most of our foreign currency exposure in Canada.
Discontinued operations include our former Marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas which were all shutdown in the prior year and the Wheels and Profiles businesses that were divested in 2009.
* * * * * * * *
Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EDT on Thursday, June 10, 2010, to discuss Spartech’s second quarter 2010 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a Web cast by logging onto www.spartech.com, or via phone by dialing 800-642-9809 and providing the Conference ID #: 78282606. International callers may dial 706-679-7637.
Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers. The Company’s three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

Safe Harbor For Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which could cause actual results to differ from our forward-looking statements:
(a)	adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(e)	our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(f)	our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives;

(g)	our inability to collect all or a portion of our receivables with large customers or a number of customers;

(h)	loss of business with a limited number of customers that represent a significant percentage of the Company’s revenues;

(i)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(j)	possible asset impairment charges;

(k)	our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant restructurings;

(l)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(m)	our inability to develop and launch new products successfully; and

(n)	possible weaknesses in internal controls.
We assume no responsibility to update our forward-looking statements, except as required by law.

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	May 1,	May 2,	May 1,	May 2,
	2010	2009	2010	2009

Net sales	$268,524	$216,412	$493,687	$453,713

Costs and expenses
Cost of sales	237,642	185,289	435,974	401,535
Selling, general and administrative expenses	20,452	17,806	38,868	39,857
Amortization of intangibles	963	1,161	1,928	2,329
Restructuring and exit costs	1,596	3,602	2,266	4,426

Total costs and expenses	260,653	207,858	479,036	448,147

Operating earnings	7,871	8,554	14,651	5,566

Interest, net of interest income	3,251	3,797	6,767	8,132

Earnings (loss) from continuing operations before income taxes	4,620	4,757	7,884	(2,566)

Income tax expense (benefit)	80	2,608	(1,393)	228

Net earnings (loss) from continuing operations	4,540	2,149	9,277	(2,794)

(Loss) earnings from discontinued operations, net of tax	(87)	1,615	(80)	1,466

Net earnings (loss)	$4,453	$3,764	$9,197	$(1,328)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.15	$0.07	$0.30	$(0.09)
Earnings (loss) of discontinued operations, net of tax	(0.01)	0.05	0.00	0.05

Net earnings (loss) per share	$0.14	$0.12	$0.30	$(0.04)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.15	$0.07	$0.30	$(0.09)
Earnings (loss) of discontinued operations, net of tax	(0.01)	0.05	(0.01)	0.05

Net earnings (loss) per share	$0.14	$0.12	$0.29	$(0.04)

Dividends declared per share	$—	$—	$—	$0.05

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands, except share data)

	May 1, 2010	October 31,
	(Unaudited)	2009
Assets
Current assets:
Cash and cash equivalents	$3,858	$26,925
Trade receivables, net of allowances of $1,683 and $2,470, respectively	147,382	130,355
Inventories, net of inventory reserves of $4,900 and $5,430, respectively	75,743	62,941
Prepaid expenses and other current assets	17,126	24,916
Assets held for sale	4,541	2,907

Total current assets	248,650	248,044

Property, plant, and equipment, net of accumulated depreciation of $315,417 and $304,424, respectively	216,127	229,003
Goodwill	144,070	144,345
Other intangible assets, net of accumulated amortization of $19,565 and $17,733, respectively	26,382	28,404
Other long-term assets	3,388	3,892

Total assets	$638,617	$653,688

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$478	$36,079
Accounts payable	123,407	103,484
Accrued liabilities	23,504	31,122

Total current liabilities	147,389	170,685

Long-term debt, less current maturities	176,076	180,355
Other long-term liabilities:
Deferred taxes	57,307	58,736
Other long-term liabilities	6,339	7,033

Total liabilities	387,111	416,809

Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; Outstanding: 30,913,153 and 30,719,277 shares, respectively	24,849	24,849
Contributed capital	203,930	204,183
Retained earnings	69,608	60,411
Treasury stock, at cost, 2,218,693 and 2,412,569 shares, respectively	(52,849)	(54,860)
Accumulated other comprehensive income	5,968	2,296

Total shareholders’ equity	251,506	236,879

Total liabilities and shareholders’ equity	$638,617	$653,688

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	Six Months Ended
	May 1,	May 2,
	2010	2009

Cash flows from operating activities
Net earnings (loss)	$9,197	$(1,328)

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Restructuring and exit costs	152	823
Depreciation and amortization	19,013	22,294
Provision for bad debt expense	25	3,595
Deferred taxes	(1,449)	633
Stock-based compensation expense	1,931	1,275
(Gain)/loss on disposition of assets	(884)	17
Other, net	(254)	296
Change in current assets and liabilities	(8,161)	(8,325)

Net cash provided by operating activities	19,570	19,280

Cash flows from investing activities
Capital expenditures	(7,579)	(5,096)
Proceeds from the disposition of assets	2,876	61

Net cash used by investing activities	(4,703)	(5,035)

Cash flows from financing activities
Borrowings on bank credit facility, net	11,900	8,105
Payments on notes and bank term loan	(49,590)	(18,912)
Payments on bonds and leases, net	(262)	(528)
Cash dividends on common stock	—	(3,057)

Net cash used by financing activities	(37,952)	(14,392)

Effect of exchange rate changes on cash and cash equivalents	18	(21)

Decrease in cash and cash equivalents	(23,067)	(168)

Cash and cash equivalents at beginning of year	26,925	2,118

Cash and cash equivalents at end of period	$3,858	$1,950

SPARTECH CORPORATION
SECOND QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
(Unaudited and dollars in thousands, except share data)
Within this press release we have included operating earnings and net earnings per dilutive share excluding special items which are non-GAAP measurements. Special items include restructuring and exit costs and a tax benefit on restructuring of our France entity. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below. We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures:

	Three Months Ended		Six Months Ended
	May 1,	May 2,	May 1,	May 2,
	2010	2009	2010	2009

Operating earnings (GAAP)	$7,871	$8,554	$14,651	$5,566

Restructuring and exit costs	1,596	3,602	2,266	4,426

Operating earnings excluding special items (Non-GAAP)	$9,467	$12,156	$16,917	$9,992

Net earnings (loss) from continuing operations (GAAP)	$4,540	$2,149	$9,277	$(2,794)

Restructuring and exit costs, net of tax	998	2,357	1,418	2,789
Tax benefit on restructuring of foreign operations	(1,631)	—	(4,401)	—

Net earnings (loss) from continuing operations excluding special items (Non-GAAP)	$3,907	$4,506	$6,294	$(5)

Net earnings (loss) from continuing operations per diluted share (GAAP)	$0.15	$0.07	$0.30	$(0.09)

Restructuring and exit costs, net of tax	0.03	0.08	0.05	0.09
Tax benefit on restructuring of foreign operations	(0.05)	—	(0.14)	—

Net earnings (loss) from continuing operations per diluted share excluding special items (Non-GAAP)	$0.13	$0.15	$0.21	$0.00